Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

December 15, 2009

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Board of Directors
NanoAsia Ltd.
Dongguan, Guangdong, China

To Whom It May Concern:

Maddox Ungar Silberstein, PLLC hereby consents to the use in the Form 10-K, Annual Report Under Section 13 of 15(d) of the Securities Exchange Act of 1934, filed by NanoAsia, Ltd. of our report dated December 15, 2009, relating to the financial statements of NanoAsia Ltd., a Nevada Corporation, as of and for the periods ending August 31, 2009 and 2008, and for the period from September 19, 2007 (inception) to August 31, 2009.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC